Exhibit 5.3

May 22, 2015

Allegion US Holding Company Inc.

c/o Allegion plc

Iveagh Court

Harcourt Road

Dublin 2, Ireland

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Indiana counsel to Von Duprin LLC, an Indiana limited liability company (the “Indiana Guarantor”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the Prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer, issuance and sale by Allegion Public Limited Company (“Allegion plc”), Allegion US Holding Company Inc., Schlage Lock Company LLC and the Indiana Guarantor, as applicable together or separately from time to time, of: (i) debt securities, guarantees, ordinary shares, preferred shares, depository shares, share purchase contracts, share purchase units and warrants of Allegion plc, (ii) guarantees and debt securities of Allegion US Holding Company Inc., (iii) guarantees of Schlage Lock Company LLC and (iv) guarantees of the Indiana Guarantor (the guarantees of the Indiana Guarantor, the “Guarantees”). The Prospectus provides that it will be supplemented in the future by one or more supplements to such Prospectus and/or other offering material (each, a “Prospectus Supplement”).

As counsel to the Indiana Guarantor in connection with the proposed issuance and sale of the Guarantees, we have examined: (i) the Registration Statement, including the Prospectus, (ii) the Form of Indenture among Allegion plc, Allegion US Holding Company Inc., Schlage Lock Company LLC, the Indiana Guarantor and Wells Fargo Bank, National Association, as Trustee, to be filed as an exhibit to the Registration Statement (the “Indenture”); (iii) the Certificate of Existence of the Indiana Guarantor, issued by the Indiana Secretary of State on May 21, 2015, (iv) the Articles of Organization of the Indiana Guarantor as certified by the Indiana Secretary of State on May 21, 2015 and (v) the Operating Agreement of the Indiana Guarantor, as amended, as certified by the Secretary of the Indiana Guarantor as of the date hereof to be a true and complete copy of such Operating Agreement, as amended.

In rendering our opinion, we also have examined such certificates of public officials, organizational and other documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have made such examination of the laws of the State of Indiana as we deemed relevant for purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the laws of the State of Indiana. In addition, no opinion expressed herein is intended or shall be construed to be an opinion on choice of law or conflicts of law.

Allegion US Holding Company Inc.

May 22, 2015

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that (i) the Guarantees will be issued and sold in compliance with applicable securities laws and in the manner stated in the Registration Statement, the Prospectus and any applicable Prospectus Supplement; (ii) any indenture providing for the issuance of the Guarantees, together with any supplemental indenture or officer’s certificate setting forth the terms of the Guarantees to be issued under the indenture, will each be duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us; and (iii) a Form T-1 will be filed with the SEC with respect to the trustee executing any indenture or any supplemental indenture to such indenture.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1. The Indiana Guarantor has been duly organized and is validly existing and in good standing under the laws of the State of Indiana. For purposes of this opinion, the term “good standing” means that the Indiana Guarantor is validly existing under the laws of the State of Indiana, that the most recent required biennial report has been filed with the Secretary of State of Indiana and that no Articles of Dissolution appear as filed in the records of the Secretary of State of Indiana.

2. The Indiana Guarantor has all requisite limited liability company power and limited liability company authority under the law of the State of Indiana to enter into and deliver the Indenture and to perform its obligations thereunder.

The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinions expressed herein may or should be made by implication or otherwise.

We hereby consent to the filing of this letter as Exhibit 5.3 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading “Legal Matters”. In giving this consent, we do not imply or admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Simpson Thacher & Bartlett LLP in connection with the filing of the Registration Statement.

Allegion US Holding Company Inc.

May 22, 2015

Very truly yours,

/s/ Ice Miller LLP
Ice Miller LLP